EXHIBIT 10.13

Subscription Agreement
dated as of January 18, 2000
between
THOMAS WEISEL PARTNERS GROUP LLC
And
CALIFORNIA PUBLIC EMPLOYEES’ RETIREMENT SYSTEM
(RESTATED TO INCLUDE AMENDMENT TO SUBSCRIPTION AGREEMENT DATED DECEMBER 15, 2000 AND JUNE 15,
2001)

          SUBSCRIPTION AGREEMENT (the “Agreement”) dated as of January 18, 2000, between Thomas Weisel Partners Group LLC, a Delaware limited liability company (the “Company”), and the California Public Employees’ Retirement System (“Subscriber”).
RECITALS
     WHEREAS, the Executive Committee of the Company has determined that it is in the best interests of the Shareholders of the Company to sell 100,000,000 shares of Class D Redeemable Convertible Shares of the Company (the “Shares”) to Subscriber for an aggregate cash consideration of $100,000,000 (the “Purchase Price”), upon the terms and conditions hereinafter described; and WHEREAS, Subscriber desires to purchase the Shares from the Company for the Purchase Price, upon the terms and conditions hereinafter described;
     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I.
Definitions
     Capitalized terms used in this Subscription Agreement and not otherwise defined herein shall have the meanings assigned to them in the LLC Agreement.
     “Alternate Fund” shall have the meaning set forth in Section 2.2.
     “Alternative Investment Management Program” shall mean the program of such name conducted by Subscriber.
     “Closing Date” shall have the meaning set forth in Section 2.1.
     “Company” shall have the meaning set forth in the opening paragraph.
     “Existing Alternate Fund” shall have the meanings set forth in Section 2.2(a)(vi).
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Company is a member and which is treated as a single employer under Section 414 of the Code.
     “Future Funds” shall have the meaning set forth in Section 2.3 “Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Key Man Trust” shall have the meaning set forth in Section 6.12.
     “Liquidating Event” shall have the meaning assigned to such term in the LLC Agreement.

     “LLC Agreement” shall mean the Limited Liability Company Agreement of the Company, as amended and restated as of the Closing Date, the form of which is attached hereto as Exhibit A.
     “Material Adverse Effect” shall mean any effect that (i) is material and adverse to the financial position, results of operations or business of the Company, or (ii) would materially impair the ability of either the Company or Subscriber, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to the Company or Subscriber, and (c) changes caused by fluctuations in securities markets or changes in economic conditions affecting the Company or Subscriber.
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “PBGC” shall mean the Pension Benefit Guarantee Corporation referred to and defined in ERISA.
     “Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated association or governmental agency, body or authority.
     “Plan” means any employee benefit plan, within the meaning of ERISA Section 3(3), of the Company or an ERISA Affiliate and any severance or stock or other similar equity plans, programs, contracts or arrangements in respect of any of the present or former employees, directors, officers, shareholders, consultants or independent contractors of the Company or an ERISA Affiliate.
     “Purchase Price” shall have the meaning set forth in the Recitals.
     “Qualified Institutional Investor” means an institutional investor of size, experience and sophistication such that it is recognized as a credible leading investor in private funds of the type that includes the applicable Alternate Fund.
     “Reportable Event” shall have the meaning assigned to such term in ERISA and the regulations thereunder.
     “Separation Event” shall be deemed to have occurred if (1) within 24 months following the Closing Date, Thomas Weisel voluntarily ceases to be actively involved in the operations of the Company, or (2) at any time, Thomas Weisel and another member of the Executive Committee, as constituted on the date hereof, or any replacement of any such member (other than Thomas Weisel) approved by Subscriber in accordance with Section 2.2(b), cease to be actively involved in the operations of the Company for any reason or (3) at any time, three members of the Executive Committee, as constituted on the date hereof, or any replacement of any such member approved by Subscriber in accordance with Section 2.2(b), cease to be actively involved in the operations of the Company for any reason.
     “Shares” shall have the meaning set forth in the Recitals.
     “Shareholders” shall mean the members of the Company who are referred to as “Shareholders” in the LLC Agreement.
     “Subscriber” shall have the meaning set forth in the opening paragraph.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
ARTICLE II.
Subscription; Contingent Commitments; Other Potential Investments
     2.1 Subscription. By executing this Agreement, the Company agrees to issue and sell to Subscriber, and Subscriber agrees to purchase from the Company, the Shares, for the Purchase Price. Such purchase is made on and subject to the terms and conditions set forth in this Agreement and in the LLC Agreement. Upon payment of the Purchase Price, the Company will admit Subscriber as a Shareholder of the Company. The closing of this transaction shall occur when the conditions in Article VI are satisfied and is scheduled to occur on January 21, 2000 at the offices of Sullivan & Cromwell in Los Angeles, California, or at such other date and location as the parties mutually agree. The date of closing is herein called the “Closing Date”.
     2.2 Contingent Commitment. (a) From and after the Closing Date until the earliest to occur of (i) the end of the sixth year following the Closing Date, (ii) a Liquidating Event that results in a change of control of the Company (other than an initial public offering with respect to the Company or any successor to the Company) or (iii) a Separation Event, Subscriber will make capital commitments to each new alternative investment fund sponsored by the Company (an “Alternate Fund”), and the Company shall cause such capital commitments to be accepted, subject to the following and the other provisions of this Section 2.2:
     (i) Such Alternate Fund shall target one or more of the following strategies: (1) international private equity focusing on growth and technology sectors, (2) venture capital, (3) mezzanine debt investments in growth companies and (4) a secondary private equity fund or fund-of-funds that focus on the Company’s core competencies and relationships and/or are expected to benefit the Company’s other business activities (for example, an internet technology fund-of-funds).
     (ii) Such Alternate Fund shall have at least $75,000,000 of committed capital (including Subscriber’s commitment), a majority of which (excluding

Subscriber’s commitment) must be committed by Qualified Institutional Investors.
     (iii) Such Alternate Fund shall not compete with Subscriber’s Alternative Investment Management Program, provided that an Alternate Fund with investment objectives directed at one or more of the targeted sectors on which the Company is focused (i.e., technology, business services, media and communications, consumer related businesses and health care services) will be deemed not to so compete.
     (iv) The fees, carried interest, and other terms and conditions for such Alternate Fund applicable to Subscriber shall be the same as those applicable to the other Qualified Institutional Investors who have committed to invest or who have invested in such Alternate Fund, and such terms and conditions are “market” from the point of view of large institutions, including governmental institutions, experienced in making similar private equity investments. Subscriber shall have the right to review such terms and conditions and, to the extent Subscriber disputes whether such conditions are “market”, Subscriber and the Company shall negotiate in good faith to achieve a mutually acceptable resolution of the dispute. If Subscriber and the Company are unable to resolve the dispute by mutual agreement they shall select a mutually agreeable third party to resolve the dispute, at the Company’s expense. The third party shall be a financial intermediary experienced in the marketing and evaluation of similar funds and, in resolving the dispute, shall give consideration to the size of the Alternate Fund, the type of Alternate Fund and the level of sophistication and experience of the other investors in the Alternate Fund. If the third party determines that any of the disputed terms or conditions are not “market”, Subscriber shall not be obligated to make a capital commitment to such Alternate Fund.
     (v) Key members of the management team for each Alternate Fund shall be in place prior to funding.
     (vi) All other Alternate Funds in which Subscriber has invested, or to which it has committed to invest, pursuant to this Article II (each an “Existing Alternate Fund”) must be in compliance with their respective terms and conditions, and each shall not have experienced any material adverse operating developments or material adverse financial performance; provided that the Existing Alternate Funds will not be deemed to have experienced any material adverse financial performance unless more than one Existing Alternate Fund shall have had material adverse financial performance in comparison to other funds of similar size and type. If Subscriber and the Company disagree about whether more than one existing Alternate Fund shall have had material adverse financial performance in comparison to other funds of similar size and type, they will negotiate in good faith to achieve a mutually acceptable resolution of the dispute. If Subscriber and the Company are unable to resolve the dispute by mutual agreement they will select a mutually agreeable third party to resolve the dispute, at the Company’s expense. The third party will be a financial intermediary experienced in the marketing and evaluation of similar funds. If the third party determines that more than one Existing Alternate Fund shall have experienced any material adverse performance as aforesaid, Subscriber shall not be obligated to make a capital commitment to any Alternate Fund.
     (vii) There shall not have occurred and be continuing a material breach by the Company of the LLC Agreement.
          (b) If Subscriber’s obligations to make capital contributions under Section 2.2(a) is terminated as a result of a Separation Event of the type described in clauses (2) or (3) of the definition thereof, in the event that the Company, at any time during the 12 months immediately following the occurrence of the Separation Event giving rise thereto, replaces any member of the Executive Committee (other than Thomas Weisel) with another member who is reasonably acceptable to Subscriber, upon such replacement within such 12-month period, Subscriber’s obligations to make capital contributions under and in accordance with this Section 2.2 shall be reinstated to the extent the conditions of this Section 2.2 are otherwise satisfied.
          (c) The amount of the capital commitment to any Alternate Fund in accordance with Section 2.2(a) shall be the lesser of (x) 25% of the aggregate commitments received from all investors in such Alternate Fund and (y) $125,000,000; provided that all commitments required to be made by Subscriber and required to be caused to be accepted by the Company pursuant to Section 2.2(a) shall not exceed $500,000,000 in the aggregate.
          (d) Notwithstanding anything to the contrary contained in this Section 2.2, Subscriber shall not be required to make any commitment to an Alternate Fund if (x) the investment objectives of such Alternate Fund violate Subscriber’s mandatory policies or applicable law or (y) the assets of the Alternate Fund would be treated as “plan assets” under Department of Labor Regulation Section 2510.3-101.
          (e) Subscriber and the Company shall cooperate in good faith to identify other mutually agreeable funds or similar investment opportunities to which Subscriber may commit pursuant to this Section 2.2. Notwithstanding the generality of the foregoing, nothing in this Section 2.2(e) shall be construed, in any manner, to obligate Subscriber to make any capital commitment in respect of any investment which is not in compliance with the provisions of Sections 2.2(a) through (d).
          (f) For the purpose of defining certain additional investment opportunities that can qualify as Alternate funds, Subscriber and the Company shall create an advisory committee (the “Advisory Committee”). The Advisory Committee shall consist of 4 members, 2 of which shall be appointed by the Company and 2 by the Subscriber. The Company shall present to the Advisory Committee prospective investment funds that it determines may be appropriate for Subscriber’s commitment to Alternate Funds but that are not the same type of funds as are specified in Section 2.2(a)(i) or otherwise do not meet the criteria set forth in Section 2.2(a) through (d). If the Advisory Committee approves such new investment fund by the unanimous vote of its 4 members, any commitment of Subscriber to the new fund shall reduce the available commitment under Section 2.2. Except to the extent set forth in the preceding sentence, nothing in this paragraph (f) shall relieve Subscriber of the Company from their respective obligations under Section 2.2. The Company shall pay any expenses of the representatives of Subscriber on the Advisory Committee and shall pay the cost of enhanced communications equipment to facilitate Advisory Committee actions hereunder.
          2. The Parties hereby waive all provisions of Section 2.2(c) of the Subscription Agreement with regard to any capital commitment by Subscriber to Thomas Weisel Venture Partner, L.P.
          3. Execution of this Agreement shall constitute a consent to an amended and restated subscription agreement incorporating the terms hereof.
          4. Except to the extent amended herein, the Subscription Agreement remain in full force and effect.
     2.3 Other Potential Investments. Subscriber may also make up to $500,000,000 in additional capital commitments to successor funds or other funds or investment vehicles (“Future Funds”) that may be established by the Company; provided, however, that nothing in this Section 2.3 shall be construed, in any manner, to obligate Subscriber to make any capital commitment in respect of any investment which is not in compliance with the provisions of Sections 2.2(a) through (d). The terms and conditions and amount of capital commitment of Subscriber in such Future Funds will be determined by the mutual agreement of Subscriber and the Company.
     2.4 Advisory Committee. Subscriber will have the right to appoint one member to any advisory committee that may be formed in connection with the establishment of any Alternate Fund or Future Fund in which Subscriber has made a capital commitment.
ARTICLE III.
Representations and Warranties of the Company
     The Company hereby makes the following representations and warranties to Subscriber:
     3.1 Existence of the Company, Etc. The Company is a limited liability company, validly existing and in good standing under the laws of Delaware with the power and authority to operate its business as it is presently operated. Each of the Company’s subsidiaries has been duly incorporated or organized and is validly existing as a corporation or other entity and is in good standing under the laws of its jurisdiction of incorporation or organization, with the power and authority to operate its business as presently operated. The Company and each of its subsidiaries is duly qualified to do business as a foreign limited liability company or other entity in each other jurisdiction where the conduct of its business requires such qualification, or it is subject to no Material Adverse Effect as a consequence of failing to be so qualified. The Company has the power to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
     3.2 Approval and Enforceability of Agreement.

          (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of the Company, the Executive Committee of the Company and the Shareholders, to the extent required.
          (b) Assuming the due execution and delivery hereof by Subscriber, this Agreement is the legal valid and binding obligation of the Company, enforceable against the Company according to its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally and to general equity principles.
          (c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have not and will not constitute or result in the breach of any of the provisions of, or constitute a default under, the LLC Agreement, or any material indenture, evidence of indebtedness or other material agreement or commitment to which the Company or any of its subsidiaries is a party or by which it or any of its subsidiaries or any of their respective properties or assets is bound or subject.
     3.3 Amended and Restated LLC Agreement. On and as of the Closing Date, the LLC Agreement, assuming the due execution and delivery thereof by Subscriber, will constitute the valid and legally binding agreement of the Company and its Shareholders.
     3.4 Capitalization and Related Matters. Upon consummation of the transactions contemplated by this Agreement, the capitalization of the Company will be as set forth on Schedule 3.4. Except as set forth on Schedule 3.4, there are no outstanding options or other rights to acquire member or Shareholder interests in the Company. Schedule 3.4(b) contains a true, correct and complete list of all of the subsidiaries of the Company and all other Persons in which the Company, directly or indirectly, has (or has the right to acquire) an equity interest amounting to a 20% or greater economic or voting interest. All of the issued shares of capital stock or other equity interests of each subsidiary or other Person listed on Schedule 3.4(b) have been duly and validly authorized and issued, are fully paid and non-assessable and, to the extent purporting to be owned by the Company, are owned directly or indirectly by the Company, free and clear of all liens.
     3.5 Shares. Upon consummation of the transactions contemplated herein, the Shares will represent duly and validly issued limited liability company member interests in the Company.
     3.6 Compliance with Laws; Permits and Licenses.
          (a) The Company is in compliance with all laws applicable to its business;
          (b) The Company holds or has filed in a timely manner applications or renewals for all authorizations required for the conduct of its business as now conducted;
          (c) The Company is in compliance with such authorizations; and
          (d) There is no reasonable ground to believe that any such authorizations will not, in the ordinary course, be renewable upon their expiration;

except in each case where the failure to be in compliance or to have filed or hold would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
          Anything in this Section 3.6 notwithstanding, it is understood and agreed that the foregoing shall not be deemed inaccurate by reason of the ordinary expiration of any such authorizations, the renewal of which is expected to be obtained in the ordinary course without material expense or material interruption of existing operations.
          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the foregoing representations and warranties in this Section 3.6 ceasing to be accurate.
     3.7 Contracts. The Company is not a party to any contract which is material to its business as a whole under the terms of which any other party to such contract is, by reason of compliance with any provision of this Agreement, entitled: (1) to terminate such contract earlier than it would, apart from that compliance, have been able to be terminated; or (2) to require the adoption of terms less favorable to the Company than those subsisting in the absence of that compliance. To the Company’s knowledge, the Company is not a party to any contract which is material to its business as a whole of which it is in default, except for such defaults which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, and no event has occurred which may be grounds for termination of any such contract by the other party to such contract.
     3.8 No Default. The Company is not in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a default) under the LLC Agreement or its Certificate of Formation, or in the performance of any obligation, agreement or condition contained in this Agreement, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which its properties are subject, nor is it in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     3.9 ERISA. Each Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and in compliance with any and all applicable state and federal laws, including but not limited to ERISA and the Internal Revenue Code, and the regulations, rules and published interpretations thereunder, except where a failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Reportable Event has occurred as to which the Company or any ERISA Affiliate was required to file a report with the PBGC within 30 days thereafter, and the Company does not maintain or contribute to any single-employer Plan subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate has incurred any Withdrawal Liability that would be likely to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated where such reorganization or termination has resulted or would reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect. Each Plan intended to qualify under Internal Revenue Code Section 401(a) is so qualified, and each trust maintained in connection with each such Plan is tax-exempt under Internal Revenue Code Section 501(a). There is no pending or threatened assessment, complaint, claim (other than a routine claim for benefits), proceeding, audit, voluntary compliance application or investigation of any kind in or before any court, tribunal or government agency with respect to any Plan that has resulted, or would reasonably be expected to result, in a Material Adverse Effect. No Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Internal Revenue Code, nor has any waiver of the minimum funding standards of ERISA Section 302 or Section 412 of the Internal Revenue Code been requested or granted with respect to any such Plan, nor has any lien in favor of any Plan arisen under ERISA Section 302 or Section 412 of the Internal Revenue Code, any of which has resulted, or would reasonably be expected to result, in a Material Adverse Effect.
     3.10 Litigation. Except as disclosed in Schedule 3.10, there is no action now pending or, to the Company’s knowledge, threatened, before any court, grand jury, government authority, arbitration or mediation panel or similar body to which the Company is a party which, if resolved adversely to the Company, would reasonably be expected to have a Material Adverse Effect. There is no action now pending or, to the knowledge of the Company, threatened before any court, grand jury, government authority, arbitration or mediation panel or similar body which seeks to prevent the consummation of the transactions contemplated by this Agreement.
     3.11 Consent and Approval. No consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of the Company is required for the execution and delivery of this Agreement by the Company, the issuance of the Shares and the consummation by the Company of the other transactions contemplated hereby to be consummated on or prior to the Closing Date.
     3.12 Exemption from Registration. The offer and sale of the Shares under the circumstances contemplated by this Agreement are exempt from the registration requirements of the Securities Act, by virtue of Section 4(2) and Regulation D, and any state securities or “blue sky” statute.
     3.13 Tax Returns. The Company is taxable as a partnership for U.S. federal income tax purposes. The Company has filed or caused to be filed all Federal tax returns and all material state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable by it on such returns or on any assessments received by it, except any such tax, the validity or amount of which is being contested in good faith by appropriate proceedings and as to which the Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP (as hereinafter defined) . Neither the Company nor its subsidiaries has received any tax assessment, notice of proposed adjustment or deficiency notice from any taxing authority.
     3.14 Financial Statements. (i) The audited consolidated statement of financial condition of the Company as of December 31, 1998, together with the audited consolidated statements of operations, changes in members’ capital and cash flows of the Company for the fiscal year then ended, delivered by the Company to Subscriber, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants, are complete and correct in all material respects, are in accordance with and derived from the Company’s books and records, fairly present the consolidated financial condition of the Company and its consolidated results of operations as of the date and for the period referred to therein and have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”).
     (i) The unaudited consolidated statement of financial condition of the Company, as of November 30, 1999, together with the unaudited statement of operations of the Company for the period then ended, delivered by the Company to Subscriber, are complete and correct in all material respects, are in accordance with and derived from the Company’s books and records, fairly present the consolidated financial condition of the Company and its consolidated results of operations, as of the date and for the period referred to therein and have been prepared in accordance with GAAP (subject to the omission of footnote disclosures).
     (ii) The Company maintains and will continue to maintain a standard system of accounting established and administered according to GAAP.
     (iii) Neither the Company nor any of its subsidiaries has sustained since the date of the most recent balance sheet delivered to Subscriber any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, since the date of such balance sheet, there has not been any change in the long-term debt of the Company or any of its subsidiaries which would reasonably be expected to have a Material Adverse Effect, or any development involving a prospective Material Adverse Effect.
     (iv) Deloitte & Touche LLP and PriceWaterhouseCoopers LLP, who have each certified various audited consolidated financial statements of the Company and its subsidiaries, are independent public accountants as required by the Securities Exchange Act of 1934 and the rules and regulation of the Securities and Exchange Commission thereunder and by Rule 101 of the AICPA’s Code of Professional Conduct and their respective interpretations and rulings.
     3.15 No Material Misstatements. No representation or warranty set forth herein and no exhibit or schedule attached hereto contains any untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. As stated in the presentation of the financial projections previously delivered by the Company to Subscriber: (i) the financial projections contain forward-looking assumptions and statements; (ii) factors that could cause the actual outcome or results to differ materially from the projections, and assumptions made in calculating the projections, include, without limitation, market conditions, competition, voluntary and/or involuntary changes in investment opportunities and/or commitments, personnel changes and similar factors; and (iii) the summary of key assumptions included in the financial projections is an integral part of the projections set forth therein. Notwithstanding the foregoing, to the extent that any information contained in this Agreement or any exhibit or schedule hereto was based on or constitutes a forecast or financial projection, the Company represents only that each such forecast or projection, including the financial projections mentioned above, were prepared in good faith based upon assumptions believed by the Company to be reasonable at the respective times of preparation.
     3.16 Year 2000. The Company has reviewed its operations and those of its subsidiaries and any third parties with which the Company or any of its subsidiaries has a material relationship to evaluate the extent to which the business or operations of the Company or any of its subsidiaries will be affected by Year 2000 issues. Based on the results of such review to the date hereof, the Company has no reason to believe, and does not believe, that Year 2000 issues have had or will have a Material Adverse Effect.
     3.17 Employee Relations. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union. No labor dispute with the employees of the Company or any of its Subsidiaries exists, or, to the knowledge of the Company, is imminent that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any third parties with which the Company has a material relationship that would reasonably be expected to result in a Material Adverse Effect. The Company is not aware that any officer or key employee, or any group of key employees, intends to terminate their employment with the Company, nor does the Company have any present intention to terminate the employment of any of such Persons, in either case that would reasonably be expected to result in a Material Adverse Effect. The Company has complied in all material respects with all employment laws which apply to the Company including provisions thereof which relate to wages, hours, equal opportunity, antidiscrimination and employee disability.
     3.18 Insurance. The Company and its subsidiaries maintain insurance with insurers of recognized financial responsibility covering its properties, operations, personnel and businesses against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; neither the Company nor any of its subsidiaries has been refused any such insurance coverage sought or applied for; neither the Company nor its subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance; all such insurance is outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Closing Date; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not be reasonably be expected to have a Material Adverse Effect.
     3.19 Registration Rights. The Company has not granted or agreed to grant any registration rights with respect to any of its securities to any holder or prospective holder thereof.
     3.20 Foreign Corrupt Practices Act. The Company has not made, offered or agreed to offer anything of value to any government official, political party or candidate for government office (or any person that the Company knows or has reason to know, will offer anything of value to any government official, political party or candidate for political office), nor has it taken any action which would cause the Company to be in knowing violation of any law of any foreign jurisdiction or the Foreign Corrupt Practices Act of 1977, as amended. There is not now nor has there ever been any employment by the Company of any governmental or political official in any country.
     3.21 Broker’s Fees. The Company has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement.
ARTICLE IV.
Representations and Warranties of Subscriber
     Subscriber hereby makes the following representations and warranties to the Company:
     4.1 Existence of Subscriber. Subscriber is validly existing and, if applicable, in good standing under the laws of California.
     4.2 Authorization; Enforcement. Assuming the due execution and delivery hereof by the Company, this Agreement is the legal, valid and binding obligation of Subscriber, enforceable against Subscriber according to its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally and to equity principles. As of the Closing Date, the LLC Agreement, upon due authorization and execution by the other parties thereto, will constitute the valid and legally binding Agreement of Subscriber.
     4.3 Consents and Approvals. No consent, approval, authorization or order of governmental or other third parties is required for the consummation by Subscriber of the transactions contemplated hereby to be consummated on or prior to the Closing Date.
     4.4 Status and Investment Intent. Subscriber is an “accredited investor” as defined in Regulation D under the Securities Act of 1933 and is purchasing the Shares for its own account for investment and not with a view to any distribution thereof subject, however, to any requirement of law that the disposition of its property shall at all times be within its control. Subscriber has such knowledge and experience in financial matters as to be capable of evaluating the merits and risks of an investment in the Shares.
     4.5 Basis for Investment; No Reliance.
          (a) Subscriber has received and carefully reviewed any documents requested of the Company by Subscriber related to this investment.
          (b) Subscriber has been given the opportunity to (i) ask questions of, and receive answers from, the Company concerning the terms and conditions of this offering and other matters pertaining to an investment in the Shares, and (ii) obtain any additional information which the Company can acquire without unreasonable effort or expense that is necessary to evaluate the merits and risks of an investment in the Company. Subscriber’s decision to buy the Shares was made on the basis of Subscriber’s independent analysis of the terms of the purchase, and arm’s length discussions with representatives of the Company.

          (c) Subscriber is not relying on the Company or any representative of the Company, for oral or written advice as to legal, tax, accounting or other expert advice. Except as expressly set forth in this Agreement, no representations or warranties have been made to Subscriber by the Company, or any employee or agent of the Company. In particular, Subscriber acknowledges that there have been no representations, guarantees or warranties made to it by the Company, its employees or agents, or by any other person, with respect to (i) the approximate length of time that it will be required to remain as the owner of the Shares; or (ii) the amount or timing of consideration, profit or loss to be realized, if any, as a result of this investment.
          (d) Subscriber has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary, and has made its own investment decisions (including decisions regarding the suitability of an investment in the Shares), based upon its own judgment and any advice from such advisors. Subscriber has determined that the Shares are a suitable investment for Subscriber, in light of Subscriber’s investment goals, ability to sustain losses, needs for liquidity and previous decisions to invest in securities such as the Shares or securities bearing similar risks.
          (e) Subscriber is fully cognizant of and understands all of the terms, risks and merits related to a purchase of the Shares. Subscriber is acquiring the Shares with a full understanding of all of the terms, conditions and risks (economic and otherwise) related thereto. It has such knowledge and experience in financial and business matters generally as to be capable of evaluating the merits and risks of an investment in the Company and is willing to assume (financially and otherwise) those risks.
     4.6 Restriction on Transferability. Subscriber has not and will not enter into, without the written consent of the Company, any agreement or arrangement to directly or indirectly share or transfer any of the legal or economic risks or rewards of ownership of the Shares except as permitted by the LLC Agreement.
     4.7 No Brokers, Etc. Subscriber has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to payment by the Company of any broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof; provided that Pacific Corporate Group shall be deemed not to be a broker, finder, advisor or intermediary for the purposes of this Section 4.7.
ARTICLE V.
Certain Covenants and Agreements of the Company and Subscriber
     5.1 Access and Information.
          (a) In addition to the information rights described in Sections 7.2 and 7.3 of the LLC Agreement, Subscriber and its representatives shall have reasonable access during normal business hours, upon reasonable advance notice, to the books and records of the Company and other information reasonably related to the purchase of the Shares including, but not limited to, management reports, budgets, forecasts and strategic plans (notwithstanding that such information may constitute trade secrets of the Company), provided that such access shall be conducted by Subscriber and its representatives in such a manner as not to interfere unreasonably with the business of the Company.
            (b) In connection with the information referred to in paragraph (a) above, the Company may disclose confidential information to Subscriber. All such information, other than information that:
     (i) is known by Subscriber prior to its disclosure to Subscriber by the Company or its representatives;
     (ii) is or becomes publicly available other than as a result of a disclosure by Subscriber or its representatives; or
     (iii) is or becomes available to Subscriber or its representatives on a nonconfidential basis from a source (other than the Company or its representatives) which, to Subscriber’s knowledge, is not prohibited from disclosing such information by a confidentiality obligation with the Company, is referred to as “Confidential Information”. Subscriber agrees that it and its representatives will keep Confidential Information relating to the Company confidential and will not (except as required by applicable law, regulation or legal process or as otherwise provided herein), without the Company’s prior written consent:
     (i) disclose any Confidential Information to any other person other than its representatives; and
     (ii) not use Confidential Information other than in connection with the acquisition of the Shares, its monitoring of such investment and with respect to Alternate Funds and the exercise of any rights in connection therewith.
            In the event of any inconsistency between the provisions of this Section 5.1(b) and Section 5.6 of the LLC Agreement, the provisions of this Section 5.1(b) shall control.
     5.2 Regulatory Filings. Subscriber and the Company shall furnish such necessary information and reasonable assistance as the other party to this Agreement may reasonably request in connection with any necessary filings, responses to inquiries, or submissions to any governmental agency in connection with transactions contemplated hereby.
     5.3 Cooperation. Subject to the terms and conditions of this Agreement, the Company and Subscriber agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the purchase and sale of the Shares, as soon as reasonably practicable.
     5.4 Fees and Expenses. Except as provided in Section 7.2(b) and Section 7.13, whether or not the transactions contemplated hereby are consummated or this Agreement is terminated pursuant to Section 7.1, each party shall pay the fees and expenses of its own counsel, accountants and other experts and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the LLC Agreement and the consummation of the transactions contemplated hereby and thereby.
     5.5 Future Cooperation. Following the closing of the purchase and sale of the Shares pursuant to this Agreement, the Company and Subscriber intend to maintain an ongoing dialog for the purpose of discovering and pursuing further mutually advantageous business opportunities.
     5.6 Tag Along Rights. (a) In the event that any of Messrs. Weisel, Lemke, Menkes, Miller, Dunlevy or Schultzer propose to sell or otherwise dispose of any Class A Shares owned by them to a third party pursuant to a bona fide offer to purchase such Class A Shares (the “Tag-Along Offer”), the disposing Shareholder(s) shall provide written notice (the “Tag-Along Notice”) of such Tag-Along Offer to Subscriber. Such Tag-Along Notice shall set forth (i) the name(s) of the disposing Shareholder(s), (ii) the number of Class A Shares being sold or disposed of (the “Offered Shares”) and the percentage (on a fully-diluted basis) of the outstanding equity securities of the Company represented by the Offered Shares, (iii) the name and address of all prospective purchasers, (iv) the proposed amount and form of consideration and terms and conditions of payment and purchase, and (v) any other material terms and conditions upon which the Offered Shares are proposed to be sold. If the offer price consists in part or in whole of consideration other than cash, the disposing Shareholder(s) will provide such information, to the extent reasonably available to the disposing Shareholder(s), relating to such consideration as Subscriber may reasonably request in order to evaluate such non-cash consideration.
          (b) Subscriber will have the right, exercisable as set forth below, to accept the Tag-Along Offer for such number of Shares as shall be determined pursuant to paragraph (d) below. Within ten (10) days after receipt of the Tag-Along Notice from the disposing Shareholder(s), Subscriber shall provide the disposing Shareholder(s) and the Company with an irrevocable written notice (the “Tag-Along Exercise Notice”) specifying the maximum number of Shares that Subscriber desires to include in the Tag-Along Offer. However, the number of Shares so specified by Subscriber, as a percentage of the total Shares held by Subscriber, shall not exceed the number of Offered Shares of the Disposing Shareholder(s), as a percentage of the total Class A Shares held by the disposing Shareholder(s). Delivery of the Tag-Along Exercise Notice by Subscriber shall constitute an irrevocable acceptance of the Tag-Along Offer for all of the Shares included in such Tag-Along Exercise Notice.
          (c) If Subscriber has exercised its rights under paragraph (b) above, not less than three (3) business days prior to the proposed closing date of any sale or other disposition pursuant to the Tag-Along Offer, the disposing Shareholder(s) shall notify Subscriber of the proposed closing date. Subscriber shall provide such documentation as may be required to effect the transfer such Shares pursuant to the terms and conditions set forth in the Tag-Along Offer.
          (d) Subscriber will have the right to sell pursuant to the Tag-Along Offer (and the disposing Shareholder(s) will, to the extent necessary, reduce the amount or number of Class A Shares to be sold by the disposing Shareholder(s) by a corresponding amount) a number of Shares equal to the product of the total number of Offered Shares subject to the Tag-Along Offer multiplied by a fraction (the “Tag-Along Ratio”), the numerator of which will be the aggregate amount or number of Shares which Subscriber desires to sell pursuant to such Tag-Along Offer and the denominator of which will be the aggregate number of equity securities of the Company (calculated on a fully-diluted basis) which the disposing Shareholder(s) and Subscriber desire to sell pursuant to such Tag-Along Offer.
          (e) The disposing Shareholder(s) will have 60 days after expiration of the 10-day exercise period contemplated by paragraph (b) above in which to consummate the sale or other disposition of the Offered Shares owned by such disposing Shareholder(s) and Subscriber, if Subscriber has exercised its rights under paragraph (b) above, as contemplated by the Tag-Along Offer on substantially the same terms contained in the Tag-Along Notice. If, at the end of such 60-day period, the disposing Shareholder(s) have not completed such sale or other disposition (for any reason other than a failure of Subscriber to perform its obligations under this Section 5.6), the right of the disposing Shareholder(s) to effect such sale or other disposition will terminate, and the Class A Shares of such disposing Shareholder(s) proposed to be sold or otherwise disposed of will again be subject to all the restrictions contained in this Agreement or the LLC Agreement relating to their sale or other disposition including, without limitation, this Section 5.6.
          (f) Promptly after the consummation of the sale or other disposition contemplated by the Tag-Along Offer, the disposing Shareholder(s) will notify Subscriber thereof and will remit to Subscriber the total sales price, if any, attributable to the Shares sold by Subscriber pursuant thereto.
          (g) Notwithstanding anything contained in this Section 5.6, there will be no liability on the part of the disposing Shareholders to Subscriber if the sale or other disposition contemplated by the Tag-Along Offer is not consummated by the disposing Shareholder(s) for any reason whatsoever. The decision as to whether to effect a sale or other disposition of Class A Shares pursuant to this Section 2.5 is in the sole and absolute discretion of the disposing Shareholder(s).
          (h) The disposing Shareholder(s) will promptly notify Subscriber of any negotiations with the third party with respect to representations, warranties and indemnities in connection with the Tag-Along Offer if Subscriber will be required to sign any agreement (a “Tag-Along Sale Agreement”) with respect to such representations, warranties or indemnities; provided that Subscriber will not be required to make representations, warranties, indemnifications and other covenants in the Tag-Along Sale Agreement which are not substantially similar to those made by the disposing Shareholder(s) therein; and provided, further, that Subscriber will not be required to make representations and warranties which Subscriber reasonably believes in good faith to be incorrect.
          (i) For purposes of this Section 5.6, any series of transactions for the sale or other disposition of Class A Shares by one or more of Messrs. Weisel, Lemke, Menkes, Miller, Dunlevy and Schultzer within a reasonable period of time of each other or pursuant to the same or a related agreement or contemplated as a single transaction or an installment or step transaction or to the same third party or affiliated third parties shall be deemed one and the same transaction for purposes of calculating the aggregate number of Offered Shares and determining the rights of the Subscriber hereunder.
          (j) All rights of Subscriber under this Section 5.6 shall terminate upon consummation of any IPO (as defined in the LLC Agreement). It shall be a condition to closing that the Company obtain and deliver to Subscriber the written agreement of each of Messrs. Weisel, Lemke, Menkes, Miller, Dunlevy and Schultzer agreeing to be bound by the terms and conditions of this Section 5.6, in form and substance reasonably satisfactory to Subscriber.
     5.7 Key Man Provisions. In the event insurance proceeds are received by the Key Man Trust, such proceeds shall be made available, first, to redeem, on a pro rata basis, the Shares at the election of holders thereof, at the applicable redemption price specified in the LLC Agreement, which shall include any accrued but unpaid fixed preferred return on the Shares, and second, as to any remaining proceeds, to revert to the Company as a settlor of the Key Man Trust. The Company agrees to diligently pursue payment of such insurance proceeds to the Key Man Trust if such payment is warranted and, as provided in the trust agreement of the Key Man Trust, the holders of the Shares shall be given notice of the redemption right within 60 days following the death of the insured, and the holders shall have 30 days after receiving such notice to elect (by notice in writing delivered to the trustee of the Key Man Trust) to exercise such redemption right. However, if any proceeds revert to the Company in accordance with the foregoing sentence, and if the Company proposes to distribute some or all of the insurance proceeds to Shareholders as Operating Profits pursuant to Section 4.2(d) of the LLC Agreement (as opposed to retaining such proceeds in its business, for example by using them to make retention payments to key employees), then such distribution to Shareholders will be made so that the Shares participate on an “as converted” basis (e.g., of the Closing Date, the holders of the Shares would receive 9.999% of the amount distributed to Shareholders pursuant to Section 4.2(d)(ii) of the LLC Agreement).
     5.8 Use of Proceeds. The Company shall use the proceeds of the sale of Shares contemplated hereby only for general corporate purposes which support the long term growth of the Company or for strategic corporate investments, including funding businesses or lines of business in financial services industries in which the Company operates.
     5.9 Financial Statements. Notwithstanding the generality of Section 5.1(a):
          (a) As soon as available, and in any event within 90 days after the end of each fiscal year of the Company, the Company shall deliver to Subscriber a balance sheet of the Company as of the end of such fiscal year, a statement of cash flows of the Company for such fiscal year, and a statement of operations of the Company for such fiscal year, all in reasonable detail and stating in comparative form the figures as of the end of such fiscal year and for the previous fiscal year and accompanied by an opinion addressed to the Company from independent public accountants of national standing.
          (b) As soon as available, and in any event within 45 days after the end of each fiscal quarter of the Company, the Company shall deliver to Subscriber an unaudited balance sheet of the Company as of the end of such quarter, an unaudited statement of operations and of cash flows for such quarter, showing the figures for the corresponding data and period in the previous year.
          (c) The Company shall deliver to Subscriber such other financial information provided generally to other Shareholders at the same time as such information is provided to the other Shareholders.
          (d) In the event that the Company at any time hereafter shall be required, by law or by generally accepted accounting principles to consolidate its financial statements with those of a subsidiary, the Company shall thereafter furnish the financial statements required by this Section 5.9 on a consolidated basis.
     5.10 Expense Reimbursements; Indemnification. The Company will reimburse each member of the Advisory Committee or, if applicable, the Executive Committee, who is employed by or affiliated with Subscriber, or who serves at the discretion of Subscriber, or other persons employed or affiliated with Subscriber who attend meetings at the request of the Company, for out of pocket expenses reasonably incurred by such member in attending meetings of the Company’s Advisory or Executive Committee or other meetings at the request of the Company, as the case may be, including airfare. The Company will indemnify each member of the Advisory Committee who is employed by or affiliated with Subscriber, in his or her capacity as a member of the Advisory Committee, on the same terms as the Company indemnifies the members of the Executive Committee pursuant to Section 6.9(c) of the LLC Agreement.
     5.11 D&O Insurance. The Company will use its best efforts to obtain and maintain, for so long as any representative of Subscriber serves on the Company’s Executive Committee, insurance policies with reputable insurance companies or associations insuring such representatives and Subscriber against personal liability for acts and omissions while a member of the Executive Committee, with coverage in a minimum amount of $1,000,000 per occurrence, exclusive of deductibles and coinsurance, but only if such coverage is available at reasonable rates as determined in good faith by the Executive Committee.
     5.12 Maintenance of Commercial Insurance. The Company shall maintain insurance with reputable insurance companies or associations in such amounts and covering such risks as is customarily carried by companies engaged in similar businesses in the same general areas in which the Company operates.
     5.13 Payment of Taxes. The Company shall pay and discharge, and cause each of its subsidiaries to pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against them or any of their properties, except to the extent and so long as the same are being contested in good faith and by appropriate proceedings in such a manner as not to cause any material adverse effect upon its financial condition.
     5.14 Standard System of Accounting. The Company will continue to maintain a standard system of accounting established and administered according to GAAP.
     5.15 Partner Compensation. The Company will not modify the general compensation structure generally applicable to its partners which is currently in effect on the date hereof,

pursuant to which the compensation of such persons is primarily derived through their right to share in the operating profits of the Company pursuant to their share ownership in the Company.
     5.16 Transfer to Affiliates. The Company agrees that Subscriber may transfer the Shares (on the Class C-1 Preference Shares into which the Shares are convertible) to any Affiliate of Subscriber without compliance with Section 9.1 of the LLC Agreement, provided that Subscriber and such Affiliate will provide the Company with such documents and assurances as the Company may reasonably require in connection with such transfer.
ARTICLE VI.
Conditions to Closing
          The respective obligations of each of Subscriber and the Company to consummate the transactions provided for in this Agreement shall be subject to the satisfaction or waiver of each of the following conditions:
     6.1 Representations and Warranties. The representations and warranties of each of Subscriber and the Company contained in this Agreement shall be true and correct on the date hereof and on the Closing Date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date, and except to the extent of changes permitted by the terms of this Agreement.
     6.2 Performance of this Agreement. Each of Subscriber and the Company shall have performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date in all material respects.
     6.3 No Injunctions. No injunction, restraining order or decree of any court or governmental authority shall exist against Subscriber or the Company that prevents the consummation of transactions contemplated hereby or which would reasonably be expected to have a Material Adverse Effect.
     6.4 No Material Adverse Change. Neither the Company nor any of its subsidiaries shall have sustained since the date of the most recent balance sheet delivered to Subscriber any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor or court or governmental action, order or decree, and there shall not have been any change in the equity securities or long-term debt of the Company or any of its subsidiaries, or any other development, which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
     6.5 Payment of Purchase Price. The Company shall receive from Subscriber on the Closing Date the Purchase Price to be delivered under Article II hereof net of any expenses reimbursable to Subscriber under Section 7.13.
     6.6 LLC Agreement. Subscriber shall receive from the Company, and to the extent their consent is required for the LLC Agreement, as amended and restated, to be effective against them, the Shareholders of the Company on the Closing Date an executed counterpart of the LLC

Agreement admitting Subscriber as a Shareholder of the Company and as the holder of the Shares pursuant thereto and effecting the amendments to the existing LLC Agreement contemplated thereby.
     6.7 Blue Sky. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the Shares shall have been received and be in full force and effect.
     6.8 Compliance with Applicable Law. The filing and waiting period requirements of and any approvals necessary under the Hart-Scott-Rodino Act and any other applicable law relating to consummation of the transactions provided for herein shall have been duly complied with.
     6.9 Corporate Documents. Subscriber shall have received good standing certificates and certified copies of the Certificate of Formation of the Company, the LLC Agreement and all corporate authority for the Company (including, without limitation, Executive Committee resolutions and evidence of the incumbency of officers) with respect to the execution, delivery and performance of this Agreement and the amendment and restatement of the LLC Agreement and each other document to be delivered by the Company from time to time in connection herewith (and the Subscriber may conclusively rely on any such certificate).
     6.10 Officers Certificate. The Company shall have delivered to Subscriber a certificate signed by an authorized officer of the Company as to the Company’s compliance with the conditions in Sections 6.1, 6.2, 6.3 and 6.4 above.
     6.11 Legal Opinion. Sullivan and Cromwell, counsel to the Company, shall have delivered to Subscriber their opinion, dated the Closing Date, with respect to the formation and due existence and foreign qualification of the Company, the due authorization, execution and delivery, and the valid and binding nature, of this Agreement and the LLC Agreement (subject to customary exceptions) and the performance of the transactions contemplated thereby, the validity of the Shares, the absence of any conflicts with organizational documents, applicable law or listed material agreements, the absence of any required consents (other than those which are obtained), exemption from Federal and state securities laws, and such other matters as may be reasonably requested by Subscriber or its counsel, which opinion must be reasonably satisfactory in form and substance to Subscriber.
     6.12 Key Man Trust. The Company shall have established a trust (the “Key Man Trust”) holding an insurance policy in the amount of at least $50,000,000 on the life of Thomas Weisel with an insurer, reasonably acceptable to Subscriber, for a minimum period of at least two years following the Closing Date.
     6.13 Certificate of Executive Committee Members. Subscriber shall have received from each member of the Executive Committee a certificate substantially in the following form:
January __, 2000
This certificate is delivered in connection with the investment by California Public Employees’ Retirement System in Class D Redeemable Convertible Shares of

Thomas Weisel Partners Group LLC. My most recent appointment with my physician for a general check-up was in ___. This is to confirm that I am in generally good health and have no known illnesses or medical conditions which would materially impair my ability to perform services for Thomas Weisel Partners Group LLC as a member of the Executive Committee for the foreseeable future.

[Name]
     6.14 Further Assurances. Prior to the Closing Date, the Company shall have furnished to Subscriber such further information, certificates and documents as Subscriber may reasonably request.
ARTICLE VII.
Miscellaneous
     7.1 Termination.
          (a) This Agreement may be terminated at any time prior to the Closing Date:
     (i) by mutual action of the Company and Subscriber;
     (ii) by the Company, if the conditions set forth in Article VI shall not have been complied with or performed by Subscriber and such noncompliance or nonperformance shall not have been cured or eliminated by February 29, 2000; or
     (iii) by Subscriber, if the conditions set forth in Article VI shall not have been complied with or performed by the Company and such noncompliance or nonperformance shall not have been cured or eliminated by February 29, 2000.
          (b) In the event of the termination of this Agreement pursuant to this Section 7.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its partners, members, shareholders, directors or officers in respect thereof, except for the obligations of the parties in Sections 5.1(b) and 5.4 and Section 7.13 and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination. Neither party shall in any event be liable to the other party for loss of anticipated profits from the transactions contemplated by this Agreement or for any other consequential damages arising out of the termination of this Agreement.
     7.2 Survival of Representations and Warranties; Indemnification.
          (a) The covenants of the parties contained in this Agreement shall survive the closing. The representations and warranties of the parties contained in this Agreement shall survive the closing for a period of 2 years after the Closing Date and shall then expire, except to the extent that a party hereto has given notice of a breach of a representation or warranty to an Indemnifying Person with respect to such breach prior to the expiration of such 2-year period, in which case, such representation or warranty shall survive until the claim for indemnification with respect to such breach has been finally settled or adjudicated.
          (b) Each party hereto (the “Indemnifying Person”) shall indemnify and hold harmless each other party hereto and its Affiliates and their respective officers, directors, members, partners, agents and employees (such other party and each such other person, an “Indemnified Person”) from and against all claims, liabilities, losses, damages and expenses (including reasonable fees and disbursements of counsel) incurred by an Indemnified Person which are related to or arise out of (i) any breach of representation or warranty by the Indemnifying Person contained in this Agreement or in any certificate delivered pursuant to this Agreement, provided that any such claim for indemnity based on an alleged breach of a representation or warranty is asserted by notice to the Indemnifying Person not later than 2 years after the Closing Date; or (ii) any breach of any covenant or agreement of the Indemnifying Person set forth in this Agreement.
     7.3 Specific Enforcement. The Company and Subscriber acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, to the full extent permitted by law or equity, each of the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled by law or equity.
     7.4 Notices. All notices provided for herein shall be validly given if in writing and delivered personally or by facsimile transmission (with oral confirmation of receipt), if to:
(i) The Company:
Thomas Weisel Partners LLC
600 Montgomery Street, 34th Floor
San Francisco, California 94111
Attention: David Baylor, Esq.
Facsimile: (415) 364-2849
With a copy to:
Sullivan & Cromwell
1888 Century Park East, 21st Floor
Los Angeles, California 90067
Attention: Frank H. Golay, Esq.
and Steven B. Stokdyk, Esq.
Facsimile: (310) 712-8800
(ii) Subscriber:

California Public Employees’
Retirement System
Lincoln Plaza
400 P Street
Investment Office, Suite #3492
Sacramento, CA 95814
Attention: Barry Gonder and Richard Hayes
Facsimile: 916-558-4058
With a copy to:
Jones, Day, Reavis & Pogue
599 Lexington Avenue
New York, NY 10022
Attention: Eric Maki, Esq.
Facsimile: (212) 755-7306
and to:
Jones, Day, Reavis & Pogue
555 West Fifth Street Suite 4600
Los Angeles, CA 90013
Attention: Dulcie D. Brand, Esq.
Facsimile: (213) 243-2539
or to such other address or facsimile number as any party may, from time to time, designate in a written notice given in a like manner.
     7.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.
     7.6 Modification. Neither this Agreement nor any provision hereof may be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is asserted.
     7.7 Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties and the Indemnified Persons and their heirs, executors, administrators, successors and legal representatives, and this Agreement is intended for the benefit of no other persons.
     7.8 Assignability. This Agreement is not transferable or assignable by either party, except with the prior written consent of the non-assigning party, which consent shall not be unreasonably withheld.
     7.9 Applicable Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA,

WITHOUT GIVING EFFECT TO THE PRINCIPLES OF THE CONFLICTS OF LAWS THEREOF.
     7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
     7.11 Counterparts. This Agreement may be executed through the use of separate signature pages or in any number of counterparts, and each of such counterparts will, for all purposes, constitute one agreement binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.
     7.12 Gender. As used in this Agreement, the masculine gender shall include the feminine and neuter, and vice versa, as the context so requires; and the singular number shall include the plural, and vice versa, as the context so requires.
     7.13 Expenses. Whether or not this Agreement is terminated or the transactions contemplated hereby are ever consummated, the Company will reimburse Subscriber for its reasonable legal and other expenses with respect to the purchase of the Shares from the Company, up to $1,200,000.

     IN WITNESS WHEREOF, the Company and Subscriber have caused this Agreement to be duly executed as of the date hereof.

THE COMPANY:	THOMAS WEISEL PARTNERS GROUP LLC,
a Delaware limited liability company

	By:	/s/ David Baylor

David A. Baylor
General Counsel & Secretary

SUBSCRIBER:	CALIFORNIA PUBLIC EMPLOYEES’
RETIREMENT SYSTEM

	By:	/s/ Richard Hayes

	Its:	Senior Investment Officer